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                                  Exhibit 5.1

            Legal Opinion of Dale W. Wilcox, A Law Corporation

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                                 DALE W. WILCOX,
                                A LAW CORPORATION

SUITE 1910 - 777 HORNBY STREET                       TELEPHONE: (604) 687-1374
VANCOUVER, B.C.                                      FACSIMILE: (604) 687-2731

DALE W. WILCOX
PAUL HILDEBRAND
DAVID M. SAITO


November 4, 1999

BY HAND

Sideware Systems Inc.
930 West 1st Street, Suite 102
North Vancouver, B.C.
V7P 3N4

ATTENTION:  GRANT SUTHERLAND, CHAIRMAN

Dear Sirs:

RE:      REGISTRATION STATEMENT ON FORM F-1

We act as general counsel to Sideware Systems Inc. (the "Company"). In particular, we have rendered legal services to the Company relating to the issuance of 2,746,833 units in September 1999 at a price of US$1.64 per unit. Each unit consists of one common share without par value (the "Shares") in the capital of the Company and one share purchase warrant (the "Warrants"). Each Warrant entitles the holder to acquire one additional share (the "Warrant Shares") at any time up to September 14, 2001 at a price of US$1.64 per share in the first year and US$1.89 per share in the second year.

We have also participated in the preparation of a Registration Statement to register the Shares and Warrant Shares under the Securities Exchange Act of 1933.

We have examined such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In doing so, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of all documents submitted to us as copies to the originals.

In our opinion:

1. The Shares constitute duly authorised, validly issued, fully paid, and non-assessable common shares without par value in the capital of the Company.

2. The Warrants have been duly and validly authorised, executed and delivered on behalf of the Company.

3.       The Warrant Shares have been validly authorised and allotted.

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4.       Upon issuance of the Warrant Shares in accordance with the terms of the
         Warrants and receipt by the Company of the consideration required for the Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will constitute duly authorised, validly issued, fully paid, and non-assessable common shares without par value in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

We are solicitors qualified to carry on the practice of law in British Columbia only and we express no opinion as to any laws, or other matters governed by any laws, other than the laws of British Columbia and federal laws of Canada applicable therein.

  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual developments which might affecting any matters or opinions set forth in this letter.

We are opining only as to the 0matters expressly stated in this letter, and no opinion should be inferred as to any other matters.


Yours truly,

DALE W. WILCOX, A LAW CORPORATION

         "Paul Hildebrand"
Per:
         Paul Hildebrand